                                                                    EXHIBIT 2.01
                            EIGHTH AMENDED AGREEMENT
                                       TO
                           STOCK PURCHASE AGREEMENT,
                         AGREEMENT AND PLAN OF MERGER,
                                      AND
                                ESCROW AGREEMENT

         THIS EIGHTH AMENDED AGREEMENT (this "Agreement"), made and entered into this 8th day of August, 1996, by and among CHANNEL AMERICA TELEVISION NETWORK, INC., a Delaware corporation (the "Company"), having offices located in Darien, Connecticut, EVRO CORPORATION, a Florida corporation ("Purchaser"), having offices located in Lakeland, Florida, and SCOLARO, SHULMAN, COHEN, LAWLER & BURSTEIN, P.C., a New York professional corporation, with its principal place of business located in Syracuse, New York.

                              W I T N E S S E T H:

         WHEREAS, the parties hereto have entered into a certain Stock Purchase Agreement dated July 13, 1995 ("the Stock Purchase Agreement");

         WHEREAS, the parties hereto have entered into a certain Agreement and Plan of Merger dated July 13, 1995 (the "Merger Agreement");

         WHEREAS, the parties hereto have entered into a certain Escrow Agreement dated July 13, 1995 (the "Escrow Agreement");

         WHEREAS, the parties hereto have entered into certain amendments to the Stock Purchase Agreement, the Merger Agreement and the Escrow Agreement dated September 18, 1995, October 3, 1995, October 26, 1995, February 7, 1996, February 29, 1996, April 23, 1996 and June 20, 1996 (the "Prior Amendments"); and

         WHEREAS, the parties desire to amend the aforementioned agreements by waiving the condition of requiring the conversion of ninety percent (90%) of the debt and preferred stock of Channel America as further stated herein in order to expedite the closing of the purchase by Purchaser of the remaining forty-nine percent (49%) of the minority interest of Channel America;

         WHEREAS, the parties hereto desire to further amend the Stock Purchase Agreement, the Merger Agreement and the Escrow Agreement, as heretofore amended pursuant to the Prior Amendments (collectively, the "Agreements"), as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, the covenants, agreements, conditions and promises hereinafter set forth, the sum of One Dollar ($1.00) each paid to the other in hand, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Waiver of Default; Extension of Term. The Company and Purchaser hereby agree to extend the dates for payment of the $400,000 installment payment due to the Company under the Stock Purchase Agreement and evidenced by a promissory note (the "Note") due and payable on August 15, 1996, as amended. The Note shall be extended until October 15, 1996 in consideration of the Purchaser agreeing to the waiver set forth in Paragraph 2 hereof.

         Upon execution of this Amendment, the Company and the parties hereto hereby acknowledge and expressly agree that no default of any of the referenced agreements has occurred and that all of the Agreements are legally binding and still in full force and effect.

         2. Waiver of 90% Condition. The condition as set forth in the Merger Agreement Paragraph 8.1(c) and the Escrow Agreement Paragraph 3(d) and as authorized pursuant to the Merger Agreement Paragraph 9.7, which confirms that either party may waive any contractual condition, and as further set forth in the Escrow Agreement Paragraph 3(d) that requires "... that an aggregate of ninety percent (90%) of its note holders and preferred shareholders ... convert their notes and preferred shares into voting restricted common stock of the Company" is hereby expressly waived by the Purchaser. Pursuant to the Escrow Agreement Paragraph 3(c), the Company shall certify the amount of the note holders and preferred shareholders that have agreed to convert their position, but in no event shall the parties agree to accept less than an aggregate of seventy-five percent (75%) as required in Paragraph 3(c)(I). The Company agrees to provide the Purchaser with such certification as soon as possible upon execution hereof.

         3. Entire Agreement. The Agreements, as amended by this Amendment, contain the entire agreement of the parties regarding the subject matter thereof, and supersedes all prior agreements and understandings, written and oral, among the parties, or any of them, with respect to the subject matter hereof. Notwithstanding anything to the contrary contained herein, unless this Amendment specifically amends a provision contained in the Agreements, the terms and conditions of the Agreements shall remain in full force and effect. In case of a discrepancy or conflict between this Amendment and the Agreements, this Amendment shall be controlling and the parties agree to use their best efforts to fully implement the spirit and intent of this Agreement.

         4. Governing Law. This Amendment and the rights and obligations of the parties shall be governed by and construed and enforced in accordance with the substantive laws of the State of Florida.

         5. Counterparts and Facsimile Signatures. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Amendment by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Amendment. Such facsimile copies shall constitute enforceable original documents.

         IN WITNESS WHEREOF, this Amendment has been executed effective as of the date first above written by the parties hereto.


                                 CHANNEL AMERICA TELEVISION NETWORK, INC.

                                 By:   /s/ David A. Post
                                      --------------------------------
                                         David A. Post, Chairman

                                 EVRO CORPORATION

                                 By:   /s/ Thomas L. Jensen
                                      --------------------------------
                                           Thomas L. Jensen, Chairman and CEO


                                 SCOLARO, SHULMAN, COHEN, LAWLER &
                                 BURSTEIN, P.C.

                                 By:   /s/ Stephen H. Cohen
                                      --------------------------------
                                         Stephen H. Cohen, Partner